LAW OFFICES
BALLARD SPAHR ANDREWS & INGERSOLL, LLP                           BALTIMORE, MD
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 PHILADELPHIA, PENNSYLVANIA 19103-7599                        SALT LAKE CITY, UT
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       LAWYERS@BALLARDSPAHR.COM                                 WILMINGTON, DE



                                  June 2, 2003


PBHG Funds
c/o Pilgrim Baxter & Associates, Ltd.
1400 Liberty Ridge Drive
Wayne, PA 19087-5593

TS&W Small Cap Value Fund, LLC
5000 Monument Avenue
Richmond, VA 23230


                  RE:  Shares of PBHG Small Cap Value Fund

Ladies and Gentlemen:

                  We have acted as counsel to PBHG Funds, a Delaware statutory trust (the "Company"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") between the Company, acting on behalf of its series portfolio PBHG Small Cap Value Fund, and TS&W Small Cap Value Fund LLC, a Virginia limited liability company ("TS&W Fund").

                  The Plan provides for the combination of TS&W Fund with PBHG Small Cap Value Fund. Pursuant to the Plan, all of the assets of TS&W Fund (other than those required to discharge TS&W Fund's obligations) will be transferred to PBHG Small Cap Value Fund. Upon such transfer, the Company will issue shares of PBHG Small Cap Value Fund to TS&W Fund. TS&W Fund will then make a liquidating distribution of PBHG Small Cap Value Fund shares so received to unitholders of TS&W Fund. Each unitholder of TS&W Fund will receive a number of PBHG Small Cap Value Fund shares with an aggregate net asset value equal to the aggregate net asset value of his or her units of membership interest of TS&W Fund. As soon as reasonably practicable after the transfer of its assets, TS&W Fund will pay or make provision for payment of all its liabilities and will terminate its existence as a limited liability company.

                  In connection with our giving this opinion, we have examined copies of the Company's Certificate of Trust, Agreement and Declaration of Trust (the "Trust Agreement"), and resolutions of the Board of Trustees adopted May 6, 2003, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various

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questions of fact material to our opinion, we have relied upon information provided by officers of the Company.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the shares of PBHG Small Cap Value Fund to be issued to the TS&W Fund unitholders pursuant to the Plan (the "PBHG Small Cap Value Fund Shares") will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the PBHG Small Cap Value Shares, when issued by the Company to the unitholders of TS&W Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Statutory Trust Act.

                  Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Company shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a fund for all loss and expense of any shareholder held personally liable for the obligations of that fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

                  We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.



                                    Very truly yours,

                                    /s/ Ballard Spahr Andrews & Ingersoll, LLP



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